Exhibit 4.5

Ferroglobe PLC
FERROGLOBE PLC EQUITY INCENTIVE PLAN

In the updated form adopted by the board of the Company on 22 May 2025 contingent on shareholder approval

In the updated form approved by shareholders of the Company on 26 June 2025

The Plan is a discretionary benefit offered by Ferroglobe PLC for the benefit of selected employees of Ferroglobe PLC and members of its group. Its main purpose is to increase the interest of the employees in Ferroglobe PLC’s long term business goals and performance through share ownership. The Plan is an incentive for the employees' future performance and commitment to the goals of Ferroglobe PLC.

Any Shares or cash received under the Plan and any gains obtained under the Plan are not part of salary for any purpose except to any extent required by statute.

The remuneration committee of the board of Ferroglobe PLC shall have the right to decide, in its sole discretion, whether or not awards will be granted and to which employees those awards will be granted.

The detailed rules of the Plan are set out overleaf.

NB: This version of the rules of the Plan governs Awards granted on or after 26 June 2025 unless otherwise stated.

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

“Award” means a Conditional Award or an Option and in each case (other than as noted below) designated as one of the following for the purposes of the Plan as determined by the Committee on or prior to the grant of the Award:

(a)	a “Deferred Share Award” – a Conditional Award or an Option with no Performance Conditions;

(b)	a “Deferred Share Bonus Award” – a Conditional Award or an Option with no Performance Conditions and related to a deferral of annual bonus;

(c)	a “Performance Share Award” – a Conditional Award or an Option with Performance Conditions; or

(d)	a “Market Value Option Award” – an Option with an Option Price set by reference to the market value of Shares at the time of the grant of the Option and granted with or without Performance Conditions;

“Board” means the board of directors of the Company or a duly authorised committee of the Board or a duly authorised person;

“Bonus” means a bonus payable under a discretionary bonus arrangement operated by a Participating Company;

“Cause” shall have the meaning set out in the relevant employee or executive director’s employment or service agreement (or where not so set out (or in addition) such meaning as the Committee reasonably determines at its discretion (e.g. termination by a Group Member without fault on account of a strategic change or redundancy plan);

“Compensation Committee” means the compensation committee of the Board or, on and after the occurrence of a corporate event described in Rule 11 (Takeovers and other corporate events), the compensation committee of the Board as constituted immediately before such event occurs;

“Company” means Ferroglobe PLC (registered in England and Wales with registered number 09425113);

“Conditional Award” means a conditional right to acquire Shares under the Plan subject to the terms applicable to such Award;

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Dividend Equivalent” means a benefit calculated by reference to dividends paid on Shares as described in Rule 3.5;

“Early Vesting Date” means either:

(a)	the later of:

(i)	the date of cessation of employment or office of a Participant in the circumstances referred to in Rule 10.1(Good leavers); and

(ii)	early determination of any Performance Condition relating to such cessation; or

(b)	the date of the relevant event in Rule 11.1 (General offers) or Rule 11.2 (Schemes of arrangement and winding up) or the date of Vesting referred to in Rule 11.3 (Demergers and similar events);

“Exercise Period” means the period referred to in Rule 7.1 during which an Option may be exercised;

“Good Reason” shall have the meaning set out in the relevant employee or executive director’s employment or service agreement (or where not so set out (or in addition) such meaning as the Committee reasonably determines at its discretion);

“Grant Date” means the date on which an Award is granted; “Group Member” means:

(a)	a Participating Company or a body corporate which is the Company's holding company (within the meaning of section 1159 of the Companies Act 2006) or a Subsidiary of the Company's holding company;

(b)

a body corporate which is a subsidiary undertaking (within the meaning of section 1162 of the Companies Act 2006) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)

any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Normal Vesting Date” means the date specified by the Committee for an Award for such purposes pursuant to Rule 3.3 (Structure and type of Award);

“Normal Vesting Period” means the period of time commencing at the start of the Grant Date and expiring at the end of the Normal Vesting Date;

“Option” means a conditional right to acquire Shares under the Plan subject to the terms applicable to such Award;

“Option Price” means:

(a)

other than in the case of an Market Value Option Award, nil or such nominal amount, if any, payable on the exercise of such Option per Share acquired as specified by the Committee on or prior to the grant of the Option;

(b)

in the case of a Market Value Option Award, such amount payable on the exercise of such Option per Share acquired at such time which unless the Committee specifies otherwise shall be set by reference to the meaning of market value as described in Rule 4.3;

“Participant” means a person who holds an Award including his personal representatives, as permitted under applicable law;

“Participating Company” means the Company or any Subsidiary of the Company;

“Performance Condition” means a condition or conditions related to performance against one or more measures which is specified by the Committee under Rule 3.1 (Terms of grant);

“Plan” means the Ferroglobe PLC Equity Incentive Plan 2025 as amended from time to time;

“Recovery and Withholding” means an obligation to repay the amounts referred to in Rule 13.4;

“Rule” means a rule of the Plan;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 1159 of the Companies Act 2006);

“Tax Liability” means (i) any amount of tax or social security contributions (or local equivalent) for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority and (ii) any related Group Member’s liability to social security contributions (or local equivalent)if such a liability is specified as an additional condition for the relevant Award on or prior to its Grant Date under Rule 3.1(b) (Terms of grant));

“Triggered Contractual Right” means the occurrence of the entitlement (if any) to accelerated Vesting of impacted Awards pursuant to the severance payment terms and/or change of control payment related provisions (as relevant) of the relevant employee’s or executive director’s employment or service agreement as approved by the Committee;

“Vest” means:

(a)	in relation to an Option, it becoming exercisable;

(b)	in relation to a Conditional Award, a Participant becoming entitled to have Shares transferred to him (or his nominee) subject to the Rules;

and Vesting shall be construed accordingly;

“Vested Shares” means those Shares in respect of which an Award Vests.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Where the context admits, a reference to the singular includes the plural and a reference to the male includes the female.

1.4	Expressions in italics, headings and any footnotes are for guidance only and do not form part of the Plan.

2.	ELIGIBILITY

An individual is eligible to be granted an Award only if he is an employee (including an executive director) of a Participating Company.

3.	GRANT OF AWARDS

3.1	Terms of grant

Subject to Rule 3.7 (Timing of grant), Rule 3.8 (Approvals and consents) and Rule 4 (Limits), the Committee may resolve to grant an Award on:

(a)	the terms set out in the Plan; and

(b)	such additional terms if any (whether a Performance Condition and/or any other terms) as the Committee may specify to any person who is eligible to be granted an Award under Rule 2 (Eligibility).

3.2

Vesting of a Deferred Share Bonus Award is not subject to Performance Conditions. The Committee may determine whether or not other Awards are subject to Performance Conditions. An Award granted to an individual who is an executive director of the Company on the proposed Grant Date of such Award may only be granted on terms that are within the scope of the prevailing shareholder approved directors’ remuneration policy at such time.

3.3	Structure and type of Award

On or before an Award’s Grant Date, the Committee shall specify:

(a)	whether the Award is as a Conditional Award or an Option and in each case (other than as stated below) shall designate such Award as one of the following for the purposes of the Plan:

(i)	a Deferred Share Award;

(ii)	a Deferred Share Bonus Award;

(iii)	a Performance Share Award; or

(iv)	a Market Value Option Award (only relevant in relation to Options);

(b)	in the case of an Option its Option Price (if any); and

(c)	the Award’s Normal Vesting Date;

Awards shall be set with a Normal Vesting Date of the third anniversary of the Award’s Grant Date unless the Committee determines otherwise for the relevant Award on or prior to its Grant Date save that no earlier Normal Vesting Date may be specified in relation any such Awards granted to executive directors of the Company unless the Committee determines otherwise in accordance with prevailing shareholder approved directors’ remuneration policy as relevant.

3.4	Method of grant

An Award shall be granted by deed executed by the Company or in such other manner as considered appropriate and binding.

3.5	Dividend Equivalent

The Committee may decide on or before the grant of an Award (or exceptionally at any time prior to the Vesting of the Award) that a Participant (or his nominee) shall be entitled to receive a benefit determined by reference to the value of the dividends that would have been paid on the Vested Shares in respect of dividend payment dates occurring during the period between the Grant Date and the date of Vesting.

The Committee shall decide the basis on which the value of such dividends shall be calculated. The Committee may also decide at this time whether the Dividend Equivalent shall be provided to the Participant in the form of cash and/or Shares. The Dividend Equivalent shall be provided in accordance with Rule 6.3 (Delivery of Dividend Equivalent).

3.6	Type of Shares

Unless specified to the contrary by the Committee on the Grant Date, an Award may be satisfied:

(a)	by the issue of new Shares; and/or

(b)	by the transfer of treasury Shares; and/or

(c)	by the transfer of Shares (other than the transfer of treasury Shares).

An employee benefit trust may be used in connection with the Plan to satisfy an Award.

The Committee may decide to change the way in which it is intended that an Award granted as an Option or a Conditional Award may be satisfied after it has been granted, having regard to the provisions of Rule 4 (Limits).

3.7	Timing of grant

Subject to Rule 3.8 (Approvals and consents), an Award may only be granted:

(a)	within the period of 6 weeks beginning with the date shareholders approve the Plan in annual general meeting; and/or

(b)	within the period of 6 weeks beginning with the dealing day after the date on which the Company announces its results for any period; and/or

(c)	at any other time when the Committee considers that circumstances are sufficiently exceptional to justify its grant but an Award may not be granted after the period of 10 years beginning with the date shareholders approve the Plan at the 2025 Annual General Meeting.

3.8	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under any relevant share dealing code of the Company or any other relevant regulation or enactment.

3.9	Non-transferability and bankruptcy

An Award granted to any person:

(a)	shall not be transferred, assigned, charged or otherwise disposed of (except on his death to his personal representatives) and shall lapse immediately on any attempt to do so; and

(b)	may, at the Committee’s discretion, lapse immediately if he is declared bankrupt.

3.10

At any time prior to the six month anniversary of an Award’s Grant Date the Committee may cancel an Award or adjust the number of Shares in respect of an Award relates and/or amend the terms of an Award to such extent as it considers appropriate to have regard to errors made in respect of the grant of the Award (for example wrong reference salary errors and/or eligibility errors). Any such adjustments shall have effect on the date of the relevant determination(s) by the Committee.

3.11	Awards to US Participants

Awards (other than Market Value Option Awards) granted to Participants who are subject to income taxation in the United States (“US Participants”) shall be subject to following additional terms:

(a)	Such Awards shall be structured as Conditional Awards;

(b)

Each such Award is intended to be either (i) exempt from Section 409A of the US Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (collectively, “Section 409A”) upon reliance of the short term deferral exception provided thereunder or (ii) compliant with Section 409A.

(c)

To the extent a Conditional Award Vests, and is intended to be exempt from 409A as a short term deferral, then no Shares (or other asset) shall be delivered under the Plan in respect of such Award (including in respect of any Dividend Equivalent) later than the 15th of March following the calendar year in which such Award so Vests (i.e. the calendar year in which such award is no longer subject to a “substantial risk of forfeiture” for the purposes of Section 409A).

(d)	It is intended that each payment in any series of payments under such Awards shall be deemed to be a “separate payment” for purposes of Section 409A.

(e)

To the extent that any Award is subject to Section 409A, then any such Award that is payable upon “cessation of employment” shall be (i) payable only if such cessation is also a separation from service within the meaning of Section 409A, and (ii) subject to delay in payment for a period of six months following such separation from service, if the Participant is a “specified employee” within the meaning of Section 409A.

4.	LIMITS

4.1	10% per cent. in 10 years limit on New Issue and Treasury Shares

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of new Shares and/or treasury Shares ‘allocated’ in the period of 10 calendar years ending with that calendar year under the Plan and under any other employee share plan (i.e. all types of employee share plans: discretionary, all-employee or otherwise) adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

Allocated shall be determined on such basis as the Committee reasonably determines and for the avoidance of doubt shall not count lapsed Awards and/or those settled with market Shares (not being treasury) or cash.

4.2	Individual limit

The maximum total market value of Shares (calculated as set out in this Rule) over which Awards, in aggregate may be granted to any employee during any financial year of the Company is 500% of his salary (as defined in this Rule).

For the purpose of this Rule 4.3:

(i)

an employee’s salary shall be taken to be his base salary (excluding benefits in kind), expressed as an annual rate payable by the Participating Companies to him on the Grant Date (or such earlier date as the Committee shall determine). Where a payment of salary is made in a currency other than US$, the payment shall be treated as equal to the equivalent amount of sterling determined by using any rate of exchange which the Committee may reasonably select; and

(ii)

unless the Committee determines otherwise the market value of the Shares over which an Award is to be granted shall be taken to be an amount equal to the closing price of such Shares on the dealing day before the Grant Date or, if the Committee so determines (other than in the case of Market Value Option Awards granted to US Participants), the average of the closing prices during a period determined by the Committee not exceeding the period of 5 dealing days ending with the dealing day before the Grant Date.

4.3	Effect of limits

Any Award shall be limited and take effect so that the limits in this Rule 4 are complied with.

5.	VESTING OF AWARDS

5.1	Timing of Vesting

Subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), an Award shall Vest on the later of:

(a)

if any Performance Condition and any other condition has been imposed on the Vesting of the Award, the date on which the Committee determines whether or not such Performance Condition or other condition has been wholly or partly satisfied; and

(b)	the Award’s Normal Vesting Date

except where earlier Vesting occurs on an Early Vesting Date under Rule 10 (Leavers) or Rule 11 (Takeovers and other corporate events).

5.2	Extent of Vesting

An Award shall only Vest to the extent:

(a)	that any Performance Condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;

(b)	that any other term imposed on the Vesting of the Award permits;

(c)	in relation to Vesting before the Normal Vesting Date, in accordance with Rules 10.6 and 11.5 (Reduction in number of Vested Shares); and

(d)	any operation of the Recovery and Withholding provisions permit.

Where, under Rule 10 (Leavers) or Rule 11 (Takeovers and other corporate events), an Award would (subject to the satisfaction of any Performance Condition) Vest before the end of the full period over which performance would be measured under any Performance Condition then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied in such circumstances shall be determined by the Committee on such reasonable basis as it decides.

5.3	Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until the following conditions are satisfied:

(a)

the Vesting of the Award, and the issue or transfer of Shares after such Vesting, would be lawful in the relevant jurisdictions for that Award and in compliance with any relevant share dealing code of the Company and any other relevant regulation or enactment;

(b)

if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 5.4 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability; and

(c)

where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or an election under Section 83(b) of the Internal Revenue Code in the case of US Participants or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 5.3, references to Group Member include any former Group Member.

5.4	Tax liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Group Member to ensure that it receives the amount of such Tax Liability. If no such arrangement is made then the Participant shall be deemed to have authorised the Company to sell or procure the sale of sufficient of the Shares subject to his Award on his behalf to ensure that the relevant Group Member receives the amount required to discharge the Tax Liability and the number of Shares subject to his Award shall be reduced accordingly.

For the purposes of this Rule 5.4, references to Group Member include any former Group Member.

5.5	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant Group Member or former Group Member receives the amount required to discharge any Tax Liability which arises on Vesting except to the extent that the Board decides that all or part of that Tax Liability shall be funded in a different manner.

5.6	Adjustments to the extent of Vesting

Notwithstanding any other provision of the Plan, and irrespective of whether and to what extent any Performance Condition attached to an Award has been satisfied, the Committee may at any time prior to the settlement of an Award and at its discretion:

(a)	adjust up or down (including to reducing nil, if appropriate) the extent to which an Award would otherwise Vest or remain Vested under Rule 5.2 (Extent of Vesting); and/or

(b)	impose any other condition on the Vesting of an Award,

where the Committee determines that exceptional circumstances exist which mean that the Vesting of such Award, or the extent to which such Award would otherwise Vest under Rule 5.2 (Extent of Vesting), would be inappropriate taking into account such factors as it considers relevant (including, but not limited to, the overall performance of the Company, any Group Member or the relevant Participant who holds the Award).

6.	CONSEQUENCES OF VESTING

6.1	Options

An Option shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Shares during the period commencing on the date on which an Option Vests and expiring on the eve of the 10th anniversary of the Award’s Grant Date (or such shorter period specified by the Committee on or prior to grant of the Award) subject to it lapsing earlier under Rule 10 (Leavers) or Rule 11 (Takeovers and other corporate events).

If an Option is not exercised during the last 30 days of the Exercise Period because of any regulatory restrictions referred to in Rule 7.1(a), the Committee may extend the period during which the Option (other than a Market Value Option Award held by a US Participant) may be exercised so as to permit the Option to be exercised as soon as those restrictions cease to apply for such limited period as the Committee determines appropriate.

6.2	Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award, the Board shall, subject to Rule 5.5 (Payment of Tax Liability) and any arrangement made under Rule 5.3(b)(Restrictions on Vesting: regulatory and tax issues), transfer or procure the transfer of the Vested Shares to the Participant (or a nominee for him).

6.3	Delivery of dividend equivalent

If the Committee decided under Rule 3.5 (Treatment of dividends) that a Participant would be entitled to the Dividend Equivalent in relation to Shares under their Award but did not decide at that time whether the Dividend Equivalent would be provided in the form of cash and/or Shares, then the Committee shall make such decision on or before the Vesting of the Award.

The Committee, acting fairly and reasonably, may decide to exclude the value of all or part of a special dividend or any other dividend from the amount of the Dividend Equivalent.

The provision of the Dividend Equivalent to the Participant shall be made as soon as practicable after the issue or transfer of Vested Shares (or such earlier time no earlier than the related Award’s Vesting Date) and:

(a)

in the case of a cash payment, shall be subject to such deductions (on account of any Tax Liability or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable; or

(b)

in the case of a provision of Shares, Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 5.5 (Payment of Tax Liability) shall apply as if such provision was the Vesting of an Award.

7.	EXERCISE OF OPTIONS

7.1	Restrictions on the exercise of an Option: regulatory and tax issues

An Option which has Vested may not be exercised unless the following conditions are satisfied:

(a)

the exercise of the Option and the issue or transfer of Shares after such exercise would be lawful in all relevant jurisdictions and in compliance with any relevant share dealing code of the Company and any other relevant regulation or enactment;

(b)

if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 7.4 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member shall receive the amount of such Tax Liability; and

(c)

where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 7.1, references to Group Member include any former Group Member.

7.2	Exercise in whole or part

An Option may be exercised in whole or part in respect of no more than its aggregate number of Vested Shares.

7.3	Method of exercise

The exercise of any Option shall be effected in the form and manner prescribed by the Board. Unless the Committee, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Company receives it, together with payment of any relevant Option Price (or, if the Board so permits, an undertaking to pay that amount).

7.4	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the exercise of his Option on his behalf to ensure that any relevant Group Member receives the amount required to discharge any Tax Liability which arises on such exercise except to the extent that the Board decides that all or part of the Tax Liability shall be funded in a different manner.

7.5	Transfer or allotment timetable

As soon as reasonably practicable after an Option has been exercised, the Company shall, subject to Rule 7.4 (Payment of Tax Liability) and any arrangement made under Rule 7.1(b) (Restrictions on exercise: regulatory and tax issues), transfer or procure the transfer to him (or a nominee for him) or, if appropriate, allot to him (or a nominee for him) the number of Shares in respect of which the Option has been exercised.

7.6	Lapse of Options

An Option which has become exercisable shall lapse at the end of the Exercise Period to the extent it has not been exercised unless it lapses earlier under Rule 10 (Leavers) or Rule 11 (Takeovers and other corporate events).

8.	CASH ALTERNATIVE

8.1	Committee determination

Where an Option has been exercised or where a Conditional Award Vests and Vested Shares have not yet been allotted or transferred to the Participant (or his nominee), the Committee may determine that, in substitution for his right to acquire such number of Vested Shares as the Committee may decide (but in full and final satisfaction of his right to acquire those Shares), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 8.3) of that number of Shares in accordance with the following provisions of this Rule 8.

8.2	Limitation on the use of this Rule

Rule 8.1 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 8.1 would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(b)	adverse tax or social security contribution consequences for the Participant or any Group Member as determined by the Board.

8.3	Cash equivalent

For the purpose of this Rule 8, the cash equivalent of a Share is:

(a)	in the case of a Conditional Award, the market value of a Share on the day when the Award Vests;

(b)	in the case of an Option, the market value of a Share on the day when the Option is exercised reduced by the Option Price in respect of that Share.

Market value on any day shall be determined as follows:

(c)	if on the day of Vesting or exercise, Shares are quoted on NASDAQ, the closing price of a Share on that day; or

(d)	if Shares are not so quoted, such value of a Share as the Committee reasonably determines.

8.4	Payment of cash equivalent

As soon as reasonably practicable after the Committee has determined under Rule 8.1 that a Participant shall be paid a sum in substitution for his right to acquire any number of Vested Shares:

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)	if he has already paid the Company for those Shares, the Company shall return to him the amount so paid by him.

In the event that the terms of an Award included a condition (specified on or prior to the Award’s Grant Date under Rule 3.1(b) (Terms of grant)) for the Participant to meet the cost of any Group Member’s social security contributions in respect of his Award the Committee may reduce the sum otherwise payable under this Rule by reference to what the Participant’s Tax Liability would have been if the Award had been settled in Shares.

8.5	Deductions

There shall be deducted from any payment under this Rule 8 such amounts (on account of Tax Liability or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

9.	LAPSE OF AWARDS

An Award shall lapse:

(a)	in accordance with the Rules; or

(b)	to the extent it does not Vest under these Rules.

10.	LEAVERS

10.1	Good leavers before the Normal Vesting Date – other than death

If a Participant ceases to be a director or employee of a Group Member before the Normal Vesting Date by reason of:

(a)	injury or disability evidenced to the satisfaction of the Committee;

(b)	his office or employment being with either a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member;

(c)

for any other reason, if the Committee so decides at its absolute discretion in relation to the Participant (which, for example only, may include termination by a Group Member without Cause, resignation for Good Reason or departure by reason of retirement), then

(i)

subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), Rule 10.8 (Death following cessation of employment) and Rule 11 (Takeovers and other corporate events), his Award shall Vest on the Normal Vesting Date and Rule 10.6 (Leavers: reduction in number of Vested Shares) shall apply; unless

(ii)

the individual is a US Participant holding an Award that is not a Market Value Option Award or otherwise the Committee so decides that, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), his Award shall Vest on the Early Vesting Date and Rule 10.6 (Leavers: reduction in number of Vested Shares) shall apply; and

an Award in the form of an Option which Vests under (i) or (ii) above may, subject to Rule 7.1 (Restrictions on exercise) and Rule 11 (Takeovers and other corporate events), be exercised in respect of the Vested Shares within the period of 12 months commencing on the date of Vesting (or, if shorter, until the expiry of the Exercise Period) and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

10.2	Leavers on or after the Normal Vesting Date – other than death

If a Participant who holds an Option that is Vested ceases to be a director or employee of a Group Member on or after the Normal Vesting Date for any reason other than termination for Cause then, subject to Rule 7.1 (Restrictions on exercise)and Rule 11 (Takeovers and other corporate events), that Option shall continue to be exercisable to its Vested extent for a period of 12 months commencing on the date of cessation (or, if shorter, until the expiry of the Exercise Period) and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

10.3	Participant's death before the Normal Vesting Date

If a Participant ceases to be a director or employee of a Group Member before the Normal Vesting Date by reason of death then subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), his Award shall Vest on the Early Vesting Date and Rule 10.6(Leavers: reduction in number of Vested Shares) shall apply and any such Award in the form of an Option may, subject to Rule 7.1 (Restrictions on exercise) and Rule 11 (Takeovers and other corporate events), be exercised in respect of the Vested Shares within the period of 12 months commencing on the date of Vesting (or, if shorter, until the expiry of the Exercise Period) and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

10.4	Participant's death on or after the Normal Vesting Date

If a Participant who holds an Option ceases to be a director or employee of a Group Member on or after the Normal Vesting Date by reason of death then, subject to Rule 7.1 (Restrictions on exercise) and Rule 11 (Takeovers and other corporate events), that Option shall continue to be exercisable for a period of 12 months commencing on the date of cessation (or, if shorter, until the expiry of the Exercise Period) and to the extent that the Option is not exercised, it shall lapse at the end of that period.

10.5	Cessation of employment in other circumstances

If a Participant ceases to be a director or employee of a Group Member for any reason other than those specified in Rules 10.1 to 10.4 (Good leavers) or otherwise determined by the Committee under Rule 10.1(c) then any Award held by him shall lapse immediately on such cessation.

10.6	Leavers: reduction in number of Vested Shares

Where an Award Vests under this Rule 10 on or after a Participant ceasing to be a director or employee of a Group Member, the Committee shall determine the number of Vested Shares of that Award by the following steps:

(a)	applying any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)

applying a pro rata reduction to the number of Shares determined under 10.6(a) based on the period of time after the Grant Date and ending on the date of cessation relative to the Normal Vesting Period (unless the Committee decides that a lesser (or no) reduction is appropriate and adjusts the reduction that would otherwise apply under this paragraph (b) to the relevant Award accordingly).

If an Award Vests under any of Rules 11.1 to 11.3 when the holder of that Award has ceased to be a director or employee of a Group Member then this Rule 10.6 shall take precedence over Rule 11.5.

10.7	Meaning of ceasing employment

A Participant shall not be treated for the purposes of this Rule 10 as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member. If any Participant ceases to be such a director or employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee or director.

The reason for the termination of office or employment of a Participant shall be determined by reference to Rules 10.1 to 10.5 regardless of whether such termination was lawful or unlawful.

10.8	Death following cessation of employment

If a Participant dies following cessation of employment in circumstances where his Award did not lapse but it has not Vested by the time of his death, it shall Vest immediately on his death to the extent determined by reference to the time of cessation in accordance with Rule 10.1(ii).

An Award in the form of an Option that Vests under this Rule may, subject to Rule 7.1 (Restrictions on exercise) and Rule 11 (Takeovers and other corporate events), be exercised in respect of the Vested Shares within the period of 12 months commencing on the date of Vesting (or, if shorter, until the expiry of the Exercise Period) and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

10.9	Deferred Share Bonus Awards

Notwithstanding any other provision in this Rule 10, Deferred Share Bonus Awards shall Vest in full immediately upon cessation of employment, except that:

(a)

if such cessation is due to the Participant’s voluntary resignation without Good Reason, then the Committee may in its reasonable discretion determine the extent to which such Award shall Vest, if at all; and

(b)	in case of termination for Cause, such Awards shall lapse immediately.

11.	TAKEOVERS AND OTHER CORPORATE EVENTS

11.1	General offers

In the event that any person (or group of persons acting in concert):

(a)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

(b)	having obtained Control of the Company makes such an offer and such offer becomes unconditional in all respects then, subject to Rule 11.4 (Internal reorganisations), the following provisions shall apply:

(i)

subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), all Awards shall Vest on the date of such event if they have not then Vested and Rule 11.5 (Corporate events: reduction in number of Vested Shares) shall apply; and

(ii)

any Option may, subject to Rule 7.1 (Restrictions on exercise), be exercised within one month of the date of such event (or, if shorter, until the expiry of the Exercise Period), but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

11.2	Schemes of arrangement and winding up

In the event that:

(a)	a compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company; or

(b)	the Company passes a resolution for a voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding up of the Company all Awards shall, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 11.4 (Internal reorganisations), Vest on the date of such event if they have not then Vested and Rule 11.5 (Corporate events: reduction in number of Vested Shares) shall apply.

If an event as described in this Rule occurs then an Option may, subject to Rule 7.1 (Restrictions on exercise) and Rule 11.4 (Internal reorganisations), be exercised within one month of such event (or, if shorter, until the expiry of the Exercise Period), but to the extent that the Option is not exercised within that period, it shall (regardless of any other provision of the Plan) lapse at the end of that period.

11.3	Demergers and similar events

If a demerger, special dividend or other similar event (the “Relevant Event”) is proposed which, in the opinion of the Committee, would affect the market price of Shares to a material extent, then the Committee may, at its discretion, decide that the following provisions shall apply:

(a)

the Committee shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under Rule 10 (Leavers), his Award Vests and, if relevant, his Option may, subject to Rule 7.6 (Lapse of Options) and Rule 10 (Leavers), be exercised on such terms as the Committee may determine and during such period preceding the Relevant Event or on the Relevant Event as the Committee may determine and shall (regardless of any other provision of the Plan) lapse at the end of that period to the extent unexercised;

(b)

if an Award Vests, or an Option is exercised, conditional upon the Relevant Event and such event does not occur then the conditional Vesting or exercise shall not be effective and the Award shall continue to subsist; and

(c)

if the Committee decides that an Award Vests under this Rule 11.3 then the date of that Vesting shall be the Early Vesting Date and the provisions of Rule 11.5 (Corporate events: reduction in number of Vested Shares) shall apply.

11.4	Internal reorganisations

In the event that:

(a)

a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in Rule 11.1 (General offers) or a compromise or arrangement referred to in Rule 11.2(a) (Schemes of arrangement and winding up); and

(b)

at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award shall not Vest under Rule 11.1 or Rule 11.2 but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award (including as to any Performance Condition) it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 11.4 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

11.5	Corporate events: reduction in number of Vested Shares

If an Award Vests under any of Rules 11.1 to 11.3, the Committee shall determine the number of Vested Shares of that Award by applying any Performance Condition and any other condition imposed on the Vesting of the Award on such basis as the Remuneration Committee considers appropriate (which may include regard to forecasted performance) and then applying to the result such time based pro-rata reduction (if any) in the number of Shares that otherwise Vest as the Committee considers appropriate.

12.	ADJUSTMENT OF AWARDS

12.1	General rule

In the event of:

(a)	any variation of the share capital of the Company; or

(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent the Committee shall make such adjustments as appropriate under Rule 12.2 (Method of adjustment).

12.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number of Shares comprised in an Award;

(b)	subject to Rule 12.3 (Adjustment below nominal value), the Option Price; and

(c)

where any Award has Vested or Option has been exercised but no Shares have been transferred or allotted after such Vesting or exercise, the number of Shares which may be so transferred or allotted and (if relevant) the price at which they may be acquired.

12.3	Adjustment below nominal value

An adjustment under Rule 12.2 may have the effect of reducing the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)

to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares

so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

13.	RECOVERY AND WITHHOLDING

13.1	Applicability of Recovery and Withholding

This Rule 13 shall apply to Awards regardless of any other provisions of the Plan.

13.2	Events that can lead to Recovery and Withholding: Awards other than Deferred Bonus Awards

In the case of a Performance Share Award, Deferred Share Award or Market Value Option, the Committee may decide at any time within the three year period commencing on the date on which an Award Vests (the “Relevant Discovery Period”) that the individual to whom the Award was granted (the “Relevant Individual”) shall be subject to Recovery and Withholding in respect of such Award if the Committee forms the view that:

(a)

there has been a material misstatement (including any omission) in the Company's financial statements and such misstatement resulted either directly or indirectly in that Award Vesting to a greater degree than would have been the case had that misstatement not been made;

(b)

in assessing any Performance Condition and/or any other condition imposed on the Award such assessment was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted either directly or indirectly in that Award Vesting to a greater degree than would otherwise have been the case had that error not been made; or

(c)

the Relevant Individual ceases to be a director or employee of a Group Member (as defined in Rule 10.7) for Cause on the part of that individual or the Committee is of the view that the relevant individual could have been summarily terminated for Cause in each case in relation to an act or acts preceding the Vesting of the Award.

13.3	Events that can lead to Recovery and Withholding: Deferred Bonus Awards

In the case of a Deferred Bonus Award, the Committee may decide at any time within the three year period commencing on the Award’s Grant Date (the “Relevant Discovery Period”) that the individual to whom the Award was granted (the “Relevant Individual”) shall be subject to Recovery and Withholding in respect of such Award if the Committee forms the view that:

(a)

there has been a material misstatement (including any omission) in the Company's financial statements and such misstatement resulted either directly or indirectly in that Award being granted over a greater number of Shares than would have been the case had that misstatement not been made;

(b)

in assessing any bonus metric and/or any other condition imposed on the Bonus in relation to which the Award was granted such assessment was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted either directly or indirectly in the Award being granted over a greater number of Shares than would otherwise have been the case had that error not been made; or

(c)

the Relevant Individual ceases to be a director or employee of a Group Member (as defined in Rule 10.7) for Cause on the part of that individual or the Committee is of the view that the relevant individual could have been summarily terminated for Cause in each case in relation to an act or acts preceding the grant (or Vesting if relevant) of the Award.

13.4	Amount to be subject to Recovery and Withholding

The Committee shall determine the amount to be subject to Recovery and Withholding which:

(a)

where Rule 13.2(a) and/or (b) applies, shall be all or part of the additional value which the Committee considers has Vested to and/or was otherwise received by the Relevant Individual in the circumstances referred to in those Rules;

(b)

where Rule 13.3(a) and/or (b) applies, shall be all or part of the additional value or number Shares in relation to which the Committee considers was granted under the Award and/or was otherwise received by the Relevant Individual in the circumstances referred to in those Rules;

(c)

where Rule 13.2(c) or Rule 13.4(c) applies, shall be all or part of such value which the Committee determines would have not Vested and/or would have not otherwise been received or granted under the Award had the Award lapsed in full in connection with the Cause or otherwise not have been granted.

Any determinations under this Rule 13.4 shall be on such basis as the Committee reasonably decides and must be completed by the Committee no later than the second anniversary of the end of the Relevant Discovery Period.

If the Relevant Individual has ceased to be a director or employee of a Group Member (as defined in Rule 10.7) when the Recovery and Withholding is applied, or ceases to be such a director or employee before the Recovery and Withholding has been satisfied in full, then the amount (or remaining amount if applicable) subject to Recovery and Withholding shall be limited to the net (post-tax) amount of such additional value.

13.5	Satisfaction of the Recovery and Withholding

The Recovery and Withholding shall be satisfied as set out in Rules 13.5(a) and/or 13.5(b).

(a)	The Committee may reduce (including, if appropriate, reducing to zero) any of the following elements of the remuneration of the Relevant Individual:

(i)

the amount of any future bonus which would, but for the operation of the Recovery and Withholding, be payable to the Relevant Individual in respect of any relevant financial year under any bonus plan operated by any Group Member; and/or

(ii)	the number of Shares subject to any future Awards that were proposed to be granted to the Relevant Individual under the Plan; and/or

(b)

The Committee may require the relevant individual to pay to such Group Member as the Committee may direct, and on such terms as the Committee may direct (including, but without limitation to, on terms that the relevant amount is to be deducted or withheld from the Relevant Individual's salary or from any other payment to be made to the Relevant Individual by any Group Member), such amount as is required for the Recovery and Withholding to be satisfied in full.

Any reduction made pursuant to Rule 13.5(a)(ii) and/or (iii) shall be made at such time or times as the Committee determines appropriate and which, in the case of unvested awards, shall be at the time they would otherwise ordinarily vest unless the Committee decides otherwise.

13.6	Reduction in Awards to give effect to recovery and withholding provisions in other plans

The Committee may decide at any time to reduce the number of Shares subject to any future Award (including, if appropriate, reducing to zero) to give effect to recovery and withholding provisions of any form and/or name contained in any incentive plan or any bonus plan operated by any Group Member. The value of the reduction shall be in accordance with the terms of the relevant provisions of the relevant plan or, in the absence of any such term, on such basis as the Committee, acting fairly and reasonably, decides is appropriate.

13.7	Compliance with law

Notwithstanding Rules 13.1 to 13.6, to the extent and in the manner required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act) and/or the rules and regulations of NASDAQ or other securities exchange or inter-dealer quotation system on which the Company’s Ordinary Shares are listed or quoted (collectively, the “Rules”), awards shall be subject (including on a retroactive basis for a maximum of up to eighteen months) to, in order of action: first, forfeiture or similar requirements set forth in such Rules, and if not possible because such amounts are insufficient, clawback (and such requirements shall be deemed incorporated by reference into the Plan).

14.	ALTERATIONS

14.1	General rule on alterations

Except as described in Rule 14.2 (Shareholder approval) and Rule 14.4 (Alterations to disadvantage of Participants) the Committee may at any time alter the Plan or the terms of any Award.

14.2	Shareholder approval

Except as described in Rule 14.3 (Exceptions to shareholder approval), no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 14.1 to the provisions concerning:

(a)	eligibility;

(b)	the individual limits on participation;

(c)	the overall limits on the issue of Shares or the transfer of treasury Shares;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash provided under the Plan;

(e)	the adjustments that may be made in the event of any variation of capital; and

(f)	the terms of this Rule 14.2

without the prior approval by ordinary resolution of the members of the Company in general meeting.

14.3	Exceptions to shareholder approval

Rule 14.2 (Shareholder approval) shall not apply to:

(a)

any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

(b)	any alteration relating to the Performance Condition made under Rule 14.5.

14.4	Alterations to disadvantage of Participants

No alteration to the material disadvantage of Participants (other than a change to any Performance Condition) shall be made under Rule 14.1 unless:

(a)	the Board shall have invited every relevant Participant to indicate whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

14.5	Alterations to a Performance Condition

The Committee may amend any Performance Condition without prior shareholder approval if:

(a)	an unexpected event (whether corporate or external) has occurred which causes the Committee reasonably to consider that it would be appropriate to amend the Performance Condition;

(b)

the altered Performance Condition will, in the fair and reasonable opinion of the Committee, be not materially more or less difficult to satisfy than the unaltered Performance Condition would have been but for the event in question; and

(c)	the Committee shall act fairly and reasonably and consult Participants in making the alteration.

14.6	Discontinuance, Cancellation, Amendment and Termination

The Committee may at any time discontinue granting Awards under the Plan and with the consent of the Participant, may at any time cancel an existing Award in whole or in part.

15.	MISCELLANEOUS

15.1	Employment

The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

15.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Committee shall be final and binding upon all persons.

15.3	Exercise of powers and discretions

The exercise of any power or discretion by the Committee shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

15.4	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Where Vested Shares are transferred to Participants (or their nominee) Participants shall be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer or release of such restrictions.

15.5	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)

by personal delivery or by internal or ordinary post, in the case of a company to the company secretary at its registered office or to such other address as may from time to time be notified to an individual, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Board determines.

Where a notice or document is sent to an eligible employee or Participant by ordinary or internal post, it shall be treated as being received 72 hours after it was put into the post properly addressed and, where relevant, stamped. In all other cases, the notice or document shall be treated as received when it is given. A notice or document sent to the Company shall only be effective once it is received by the Company, unless otherwise agreed by the Company. All notices and documents given or sent to the Company shall be given or sent at the risk of the sender.

15.6	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

15.7	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

15.8	Data Protection

Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes:

(a)	providing personal data to any Group Member and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(b)	processing of personal data by any such Group Member or third party;

(c)

transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

(d)	providing personal data to potential purchasers of the Company, the Participant’s employer or the business in which the Participant works.

15.9	Treatment of Awards in respect of a Triggered Contractual Right

Regardless of any other provision of the Plan, in the event that a Participant becomes entitled to the benefit of a Triggered Contractual Right the relevant impacted Awards shall be treated in accordance with the terms of the Relevant Triggered Contractual Right to the extent not already Vested and the rules of the Plan shall be construed as to accommodate such treatment. Relevant impacted Awards shall be such as covered by the Triggered Contractual Right which as relevant may include subsisting Awards held as at the date of the 2025 Annual General Meeting of the Company. Note that this applies in respect of impacted Awards only.

15.10	Overseas Plans

The Committee may establish further plans based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories, provided that any shares made available under such further plans are treated as counting against the limits on individual or overall participation in the Plan.

15.11	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.